Exhibit 107

CALCULATION OF REGISTRATION FEE

424(b)(2)

(Form Type)

BHP Group Limited

BHP Billiton Finance

(USA) Limited

(Exact name of registrants as specified in their charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to be paid	Debt	US$1,000,000,000 4.875% Senior Notes due 2026	Rule 457(r)	US$1,000,000,000	99.794%	US$997,940,000	US$110.20 per US$1,000,000	US$109,972.99

	Other	Guarantees of US$1,000,000,000 4.875% Senior Notes due 2026	Other(2)	—	—			—(2)

	Debt	US$1,000,000,000 4.750% Senior Notes due 2028	Rule 457(r)	US$1,000,000,000	99.499%	US$994,990,000	US$110.20 per US$1,000,000	US$109,647.90

	Other	Guarantees of US$1,000,000,000 4.750% Senior Notes due 2028	Other(2)	—	—			—(2)

	Debt	US$750,000,000 4.900% Senior Notes due 2033	Rule 457(r)	US$750,000,000	99.804%	US$748,530,000	US$110.20 per US$1,000,000	US$82,488.01

	Other	Guarantees of US$750,000,000 4.900% Senior Notes due 2033	Other(2)	—	—			—(2)

Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					US$2,741,460,000		US$302,108.89
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							US$302,108.89

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

(2)

BHP Group Limited will fully and unconditionally guarantee the 4.875% Senior Notes due 2026, 4.750% Senior Notes due 2028 and 4.900% Senior Notes due 2033, each issued by BHP Billiton Finance (USA) Limited. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the guarantees is payable.